                                                                [Conformed Copy]

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER dated as of June 11, 1995, by and among FMC Corporation, a Delaware corporation ("Parent"), MII Acquisition Corp., a Delaware corporation and a subsidiary of Parent (the "Purchaser"), and Moorco International, Inc., a Delaware corporation (the "Company").

                 WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                 WHEREAS, on May 5, 1995, the Purchaser commenced a tender offer (the "Initial Offer") to purchase all of the shares of Common Stock, par value $.01 per share, of the Company (the "Common Shares") (including the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of November 8, 1994 between the Company and the Bank of New York, as Rights Agent (the "Rights Agreement"), which Rights together with the Common Shares are hereinafter defined as the "Shares"), at a price per Common Share of $20.00 net to the seller in cash subject to the conditions set forth therein;

                 WHEREAS, the Board of Directors of the Company (the "Board") has approved (i) the Initial Offer as amended pursuant to this Agreement (the "Amended Offer") in order to, among other things, increase to $28.00 net to the Seller in cash, the price to be paid thereunder for each outstanding Common Share (such price, as it may hereafter be increased, the "Offer Price"), and
(ii) the Merger (as hereinafter defined) and is recommending that the Company's stockholders accept the Amended Offer;

                 WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each of the issued and outstanding Common Shares not owned directly or indirectly by Parent or the Company will be converted into the right to receive the Offer Price in cash;

                 WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Amended Offer and the





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Merger and also to prescribe various conditions to the Amended Offer and the
Merger.

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:


                                   ARTICLE I

                              THE AMENDED OFFER

                 SECTION 1.01  The Amended Offer.

                         (a)      As promptly as practicable following the
execution hereof, Parent and the Purchaser shall issue a press release announcing that the Purchaser is increasing the price to be paid for each outstanding Common Share to $28.00, net to the seller in cash and extending the expiration date of the Initial Offer until June 26, 1995 (the "Amended Expiration Date"). As promptly as practicable, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") an amendment to the Purchaser's Tender Offer Statement on Schedule 14D-1 (together with any supplements or amendments thereto, the "Offer Documents"), which shall contain (as an exhibit) a supplement to the Purchaser's Offer to Purchase dated May 5, 1995 (the "Offer to Purchase") which shall be mailed to the holders of Shares with respect to the Amended Offer, which shall amend the Initial Offer as described in the preceding sentence and shall amend Section 14 of the Offer to Purchase to change the conditions set forth therein to those set forth in Annex I hereto and no others; it being understood that, except for the foregoing amendments or as otherwise provided herein, the Amended Offer shall be on the same terms and subject to the same conditions as the Initial Offer. The obligation of Parent to accept for payment or pay for any Common Shares tendered pursuant to the Amended Offer will be subject only to the satisfaction of the conditions set forth in Annex I hereto. Without the prior written consent of the Company, the Purchaser shall not decrease the price per Common Share or change the form of consideration payable in the Amended Offer, decrease the number of Shares sought to be purchased in the Amended Offer, change the conditions set forth in Annex I, waive the Minimum Condition (as defined in Annex I), impose additional conditions to the Amended Offer or amend any other term of the Offer in any manner adverse to the holders of Common Shares. Subject to the terms of the Amended Offer and this Agreement and the satisfaction of all the conditions of the Amended Offer set





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forth in Annex I hereto as of any expiration date, Parent will accept for payment and pay for all Common Shares validly tendered and not withdrawn pursuant to the Amended Offer as soon as practicable after such expiration date of the Amended Offer. Subject to Section 8.01, if the conditions set forth in Annex I hereto are not satisfied or, to the extent permitted by this Agreement, waived by the Parent, as of the Amended Expiration Date (or any subsequently scheduled expiration date), Parent will extend the Amended Offer from time to time for the shortest time periods which it reasonably believes are necessary until the consummation of the Amended Offer. Each of Parent and the Purchaser shall use its reasonable best efforts to avoid the occurrence of any event specified in Annex I or to cure any such event that shall have occurred.

                         (b)      The Offer Documents will comply in all
material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case as and to the extent required by applicable federal securities laws.

                 SECTION 1.02  Company Actions.

                          (a)     The Company shall promptly file with the SEC
and mail to the holders of Shares an amendment to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board, at a meeting duly called and held, has (i) determined that the Amended Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved the Amended Offer and the Merger in accordance





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with Section 203 of the GCL, and (iii) resolved to recommend acceptance of the
Amended Offer and approval and adoption of the Merger and this Agreement by the Company's stockholders (if such approval is required by applicable law); provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Board determines in good faith, upon advice from its outside counsel, that its fiduciary duties would require it to do so. The Company further represents that, prior to the execution hereof, Salomon Brothers Inc has delivered to the Board its written opinion that the consideration to be received for the Common Shares pursuant to the Amended Offer and the Merger is fair to the Company's stockholders.

                          (b)     Each of the Company, on the one hand, and
Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities law.

                          (c)     In connection with the Amended Offer, the
Company will furnish the Purchaser with such information and assistance as the Purchaser or its agents or representatives may reasonably request in connection with communicating the Amended Offer to the record and beneficial holders of the Shares.

                 SECTION 1.03  Directors.

                          (a)     Subject to compliance with applicable law,
promptly upon the payment by the Purchaser for Common Shares pursuant to the Amended Offer, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or its affiliates bears to the total number of fully diluted Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the Effective Time (as defined in Section 2.02), the Board





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shall always have at least three members who are neither officers, directors, stockholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below three prior to the Effective Time, the remaining directors who are not Purchaser Insiders (or if there is only one director who is not a Purchaser Insider, the remaining director who is not a Purchaser Insider) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies) who is not an officer, director, stockholder or designee of the Purchaser or any of its affiliates and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement.

                          (b)     The Company's obligations to appoint Parent's
designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Parent will supply any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

                          (c)     Following the election or appointment of
Parent's designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights hereunder, or any other action taken by the Board in connection with this Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders if such amendment, termination, extension, waiver or action would have an adverse effect on the minority stockholders.


                                   ARTICLE II

                                   THE MERGER

                 SECTION 2.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the GCL, at the Effective Time (as defined in Section 2.02) the Purchaser shall be merged with and into the





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Company.  Following the Merger, the separate corporate existence of the
Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the option of Parent and provided that such amendment does not delay the Effective Time, the Merger may be structured so that, and this Agreement shall thereupon be amended to provide that, the Company shall be merged with and into the Purchaser or another direct or indirect wholly-owned subsidiary of Parent, with the Purchaser or such other subsidiary of Parent continuing as the Surviving Corporation; provided, however, that the Company shall be deemed not to have breached any of its representations and warranties herein if and to the extent such breach would have been attributable to such election.

                 SECTION 2.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Section 7.01
(a) and (b), but subject to Section 7.01(c), the Company shall execute in the manner required by the GCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, or, if permitted, a certificate of ownership and merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

                 SECTION 2.03 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the GCL.

                 SECTION 2.04 Certificate of Incorporation and By-Laws of the Surviving Corporation.

                          (a)     The Certificate of Incorporation of the
Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

                          (b)     Subject to the provisions of Section 6.07 of
this Agreement, the By-Laws of the Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

                 SECTION 2.05 Directors. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective





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successors are duly elected and qualified, or their earlier death, resignation or removal.

                 SECTION 2.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                 SECTION 2.07 Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 3.01)) shall be converted into the right to receive in cash the Offer Price (the "Merger Price"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share.

                 SECTION 2.08 Conversion of Purchaser Common Stock. At the Effective Time, each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                 SECTION 2.09 Company Option Plans. The Company shall use all reasonable efforts to cause the holder of each outstanding option to purchase Common Shares (an "Option") granted under the Company's 1987 Non-Qualified Stock Option and Restricted Stock Award Plan or the Company's 1990 Stock Incentive Plan (collectively, the "Option Plans"), to agree that each such Option shall be cancelled, upon the acceptance for payment of Common Shares by the Purchaser pursuant to the Amended Offer, at which time the Company will pay each such holder of an Option (whether or not such Option is then vested or exercisable) an amount determined by multiplying (i) the excess, if any, of the Offer Price over the applicable exercise price of such Option by (ii) the number of Common Shares such holder could have purchased if such holder had exercised such Option in full immediately prior to such





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time (without giving effect to any antidilutive changes in the number of such
Common Shares arising from the Merger). In the case of the 1987 Option Plan, the Company shall in any event take such action prior to the expiration date for the Amended Offer as is necessary to ensure that Options issued thereunder will have been extinguished as of the Effective Time upon payment of the amount contemplated by the preceding sentence for each Option. If any consent of an Option holder required pursuant to the second preceding sentence shall not be obtained by the time of acceptance for payment, the Company shall, prior to the Effective Time, obtain all consents necessary to give effect to the transaction described in the foregoing sentence and shall make the payments provided in the preceding sentence to those holders of Options who shall not have consented prior to the time of acceptance for payment as soon as possible after obtaining such consent.

                 SECTION 2.10  Stockholders' Meeting.

                          (a)     If required by applicable law in order to
consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law:

                                   (i)     duly call, give notice of, convene
         and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Amended Offer for the purpose of considering and taking action upon this Agreement;

                                   (ii)    prepare and file with the SEC a
         preliminary proxy statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                                   (iii)   subject to the fiduciary obligations
         of the Board under applicable law as provided in Section 1.02(a), include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.





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                                  (b)      Parent agrees that it will vote, or
         cause to be voted, all of the Common Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.

                 SECTION 2.11 Merger Without Meeting of Stockholders. Notwithstanding Section 2.10, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each outstanding class of capital stock of the Company pursuant to the Amended Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Amended Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the GCL.


                                  ARTICLE III

                   DISSENTING SHARES; PAYMENT FOR SHARES

                 SECTION 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the GCL, if such Section 262 provides for appraisal rights for such Sharesin the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price as provided in
Section 2.07, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the GCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.





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                 SECTION 3.02  Payment for Common Shares.

                          (a)     From and after the Effective Time, The Chase
Manhattan Bank, N.A. or such other bank or trust company as shall be mutually acceptable to Parent and the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Price pursuant to Section 2.07. At the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to
Section 2.07.

                          (b)     Promptly after the Effective Time, the Paying
Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares (other than Certificates representing Dissenting Shares and Certificates representing Common Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Common Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a





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person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                          (c)     Promptly following the date which is 180 days
after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon.

                          (d)     After the Effective Time, there shall be no
transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III, subject to applicable law in the case of Dissenting Shares.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company represents and warrants to Parent and the Purchaser that except as set forth in the Company Disclosure Statement:


                 SECTION 4.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's significant subsidiaries (within the meaning of Regulation S-X under the Exchange Act (the "Significant Subsidiaries")) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of the Significant Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which





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the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company", as used in this Agreement, means any change in or effect on the business, operations, financial condition or long-term profitability of the Company or any of its subsidiaries that is materially adverse to the Company and its subsidiaries taken as a whole.

                 SECTION 4.02 Charter and By-Laws. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the charter and the by-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of the Significant Subsidiaries.

                 SECTION 4.03 Capitalization. The authorized capital stock of the Company consists of 50,000,000 Common Shares and 5,000,000 shares of Preferred Stock, no par value and 230,000 shares of Preferred Stock, $100 par value (collectively "Preferred Stock"). As of the close of business on May 31, 1995, 11,146,022 Common Shares were issued and outstanding, excluding 1,118,089 Common Shares in treasury. As of the close of business on June 10, 1995 there were no shares of Preferred Stock issued and outstanding. The Company has no shares reserved for issuance, except that, as of May 31, 1995, there were 281,950 Common Shares reserved for issuance pursuant to outstanding Options under the Option Plans and 500,000 shares of Series A Junior Participating Par Preferred Stock, par value $1.00 per share, reserved for issuance upon exercise of the Rights. As of the date hereof, the Company has no options to purchase Common Shares outstanding other than as set forth in the Company Disclosure Statement. Since May 31, 1995, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. Except as set forth above or for the Rights and except for the transactions contemplated by this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements,





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arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests and neither the Company nor any of its subsidiaries is obligated to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement or the Rights Agreement and except for the Company's obligations in respect of the Options under the Option Plans, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of its subsidiaries. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Company's subsidiaries as are owned by the Company or by a subsidiary of the Company are owned in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"), except such as would not have a Material Adverse Effect on the Company (provided that the representation in this sentence with respect to the Principal Subsidiaries (as hereinafter defined) is not qualified by reference to such Material Adverse Effect).

                 SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Common Shares then outstanding, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms,





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
except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                 SECTION 4.05  No Conflict; Required Filings and Consents.

                          (a)     None of the execution and delivery of this
Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the comparable organizational documents of any of the Significant Subsidiaries, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of its subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clauses (ii) or (iii) for any such Violations which would not in the aggregate have a Material Adverse Effect on the Company.

                          (b)     None of the execution and delivery of this
Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger, or, if permitted, a certificate of ownership and merger, pursuant to the GCL, (iii) certain state takeover and environmental statutes, (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any requirements of any foreign or supranational Antitrust Laws (as hereinafter defined), and (v) Consents the failure of which to obtain or make would not in the aggregate have a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

                 SECTION 4.06 Reports and Financial Statements.

                          (a)      The Company has filed with the SEC all forms,
reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since May 31, 1992 (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC
Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                          (b)     The consolidated balance sheets as of May 31,
1994, 1993 and 1992 and the related consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended May 31, 1994 (including the related notes and schedules thereto) of the Company contained in the Form 10-Ks for the years ended May 31, 1994, 1993 and 1992 included in the SEC Reports present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes.

                          (c)     The consolidated balance sheets and the
related statements of income and cash flows (including in each case the related notes thereto) of the Company contained in the Forms 10-Q for the periods ended August 31, 1994, November 30, 1994 and February 28, 1995 included in the SEC Reports (collectively, the Quarterly Financial Statements) have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X, which do not require all the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The Quarterly Financial Statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company for all periods presented.

                 SECTION 4.07 Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Proxy Statement or (iv) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The
Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement.

                 SECTION 4.08 Certain Approvals. The Board has taken appropriate action such that the provisions of Section 203 of the GCL will not apply to any of the transactions contemplated by this Agreement.

                 SECTION 4.09 Rights Agreement. Assuming the accuracy of Parent's representation in Section 5.06 of this Agreement, neither the execution nor the delivery of this Agreement, nor the commencement of the Amended Offer, will result in a "Distribution Date" (as defined in the Rights Agreement).

                 SECTION 4.10 Brokers. Except for the engagement of Salomon Brothers Inc ("Salomon"), none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

                 SECTION 4.11 Material Adverse Effect. Since February 28, 1995, except as disclosed in the SEC Reports, there has not been any material adverse change, or any event, condition or development reasonably likely to result in a material adverse change, in the business, operations, financial condition or long-term profitability of the Company and its subsidiaries taken as a whole, other than changes arising from general economic or industry conditions or from the commencement of the Initial Offer or the acquisition proposal made by Parent on April 3, 1995. Since February 28, 1995, (i) the Company has not taken any action or agreed to take any action that the Company is prohibited from taking after the date hereof by paragraphs (a) through (k) of Section 6.01 of this Agreement and (ii) the Company has not taken any material action or agreed to take any material action that the Company is otherwise prohibited from taking after the date hereof by Section 6.01 of this Agreement.

                 SECTION 4.12 Accuracy on Expiration Date. The representations and warranties of the Company contained in this Article IV, as modified by the Company Disclosure Schedule, and in the second and third sentences of Section 1.02(a) of this Agreement will be true and correct in all material respects as of the expiration date of the Amended Offer as though then made (other than representations and warranties as of a specific date, which will be true and correct in all material respects as of such date).


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND THE PURCHASER

                 Parent and the Purchaser represent and warrant to the Company as follows:

                 SECTION 5.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each material subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and each of its material subsidiaries (including the Purchaser) has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent", as used in this Agreement, means any change in or effect on the business, operations, financial condition or long-term profitability of Parent or any of its subsidiaries that would be materially adverse to Parent and its subsidiaries taken as a whole.

                 SECTION 5.02 Authority Relative to this Agreement. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and the Purchaser and by Parent as stockholder of the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                 SECTION 5.03  No Conflict; Required Filings and Consents.

                          (a)     None of the execution and delivery of this
Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser, or any of their subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses (ii) and (iii) for any such Violations which would not have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

                          (b)     None of the execution and delivery of this
Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or compliance by Parent and the Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger, or, if permitted, a certificate of ownership and merger, pursuant to the GCL, (iii) notifications required by certain state takeover and environmental statutes and
(iv) Consents the failure of which to obtain or make would not have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

                 SECTION 5.04 Information. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Proxy Statement or (iv) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 5.05 Financing. Parent or the Purchaser has available to it the funds necessary to consummate the Amended Offer and the Merger and the transactions contemplated hereby.

                 SECTION 5.06 Parent Not an Interested Stockholder or an Acquiring Person. As of the date of this Agreement, neither Parent nor any of its affiliates is an "Interested Stockholder" as such term is defined in
Section 203 of the GCL, or an "Acquiring Person" as such term is defined in the Rights Agreement.


                                   ARTICLE VI

                                   COVENANTS

                 SECTION 6.01 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of its subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

                          (a)   adopt any amendment to its charter or By-Laws
or comparable organizational documents or the Rights Agreement;

                          (b)   except for issuances of capital stock of the
Company's subsidiaries to the Company or a wholly-owned subsidiary of the Company, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares (and the related Rights), in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

                          (c)  declare, set aside or pay any dividend or other
distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly-owned subsidiaries, except for
(y) the regular quarterly dividend on the Common Shares not in excess of $0.055 per Common Share with a record and payment date in accordance with recent practice, provided that such dividend may not be declared if Common Shares are accepted for payment in accordance with the Amended Offer and this Agreement prior to July 15, 1995 and (z) the redemption of the Rights when and as provided in this Agreement;

                          (d)  split, combine, subdivide, reclassify or redeem,
purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

                          (e)  except for (i) increases in salary, wages and
benefits granted to officers and employees of the Company or its subsidiaries in conjunction with promotions or other changes in job status or normal compensation reviews in the ordinary course of business consistent with past practice, or (ii) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice: increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of its subsidiaries), or pay or award any benefit not required by any existing plan or arrangement to any officer, director or key employee (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Option Plans or otherwise), or grant any additional severance or termination pay to any officer, director, or headquarters' employee of the Company or to the president of either Principal Subsidiary (other than as required by existing agreements or policies described in the Company Disclosure Statement), or enter into any employment or severance agreement with, any director, officer or other key employee of the Company or any of its subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit

Arrangement"), except in each case to the extent required by applicable law or regulation; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable or prevent the payment, prior to the consummation of the Amended Offer, of (i) annual bonuses in respect of the fiscal year ended May 31, 1995 in an aggregate amount up to $1,427,549 (which bonuses have been accrued in the results set forth in the Company Disclosure Statement and which aggregate amount is the sum of the target bonuses set forth in the plans under which such bonuses are awarded) and (ii) sales incentive payments pursuant to the Smith Meter Inc. Sales Incentive Plan and the Crosby Valve and Gage Company Sales Incentive Plan in respect of the fiscal year ended May 31, 1995 in an aggregate amount up to $275,000 (which payments have been accrued in the results set forth in the Company Disclosure Statement and which aggregate amount is the sum of the target incentive awards set forth in such plans);

                          (f)     except as set forth in the Company Disclosure
Schedule, acquire, sell, lease or dispose of any assets or securities which are material to the Company and its subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company;

                          (g)     except as set forth in the Company Disclosure
Schedule (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company;

                          (h)     settle or compromise any suit or claim or
threatened suit or claim where the amount involved was greater than $250,000;

                          (i)     other than in the ordinary course of business
consistent with past practice, (i) modify, amend or terminate any contract,
(ii) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries in excess of $250,000, and that in the case of (i) and (ii) is material to the Company and its subsidiaries taken as a whole; provided, however, that the Company may not under any circumstance waive or release any of its rights under any confidentiality agreement (except that provisions limiting control-related activities may be waived if the Company's Board of Directors determines in good faith, upon the advice of its outside counsel, that its fiduciary duties require it to do so) to which it is a party;

                          (j)     make any tax election not required by law or
settle or compromise any tax liability, in any case that is material and adverse to the Company and its subsidiaries; or

                          (k)     agree in writing or otherwise to take any of
the foregoing actions prohibited under Section 6.01 or any action which would cause any representation or warranty in this Agreement to be or become untrue or incorrect in any material respect.

                 SECTION 6.02 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") full access (subject, however, to existing confidentiality and similar non-disclosure obligations and the preservation of attorney client and work product privileges), during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries and will cause the Company Representatives and the Company's subsidiaries to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent and the Purchaser may from time to time request. In addition, Parent will comply with the terms of the Confidentiality Agreement (as hereinafter defined).

                 SECTION 6.03 Reasonable Best Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done (in the case of the Company consistent with the fiduciary duties of the Company's Board of Directors under applicable law as provided in Section 1.02(a)), and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Annex I and Article VII are satisfied and to consummate and make effective the transactions contemplated by the Amended Offer and this Agreement.

                 In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries, should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                 SECTION 6.04  Consents.

                          (a)     Each of the parties will use its reasonable
best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by the Amended Offer and this Agreement.

                          (b)     In furtherance and not in limitation of the
foregoing, Parent shall use its best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority ("Antitrust Laws"). If any suit is instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, Parent shall take such action (including, without limitation, agreeing to hold separate or to divest any of the businesses, product lines or assets of Parent or any of its affiliates or of any of the Company, its subsidiaries or affiliates) as may be required (a) by the applicable government or governmental or multinational authority (including, without limitation, the Antitrust Division of the United States Department of Justice, the Federal Trade Commission or the European Economic Area) in order to resolve such objections as such government or authority may have to such transactions under such Antitrust Law, or (b) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of any of Parent or its affiliates, the Company or its subsidiaries or affiliates be divested or held separate by Parent, or that would otherwise limit Parent's freedom of action with respect to, or its ability to retain, the Company and its subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses, shall not be deemed a failure to satisfy the conditions specified in Annex I hereto or Section 7.01(c) hereof.

                          (c)     Any party hereto shall promptly inform the
others of any material communication from the United States Federal Trade Commission, the Department of Justice, the European Economic Area or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice, the European Economic Area or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

                 SECTION 6.05 Public Announcements. So long as this Agreement is in effect, but only until the Purchaser purchases Shares pursuant to the Offer, Parent, the Purchaser and the Company agree to use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

                 SECTION 6.06 Employee Benefit Arrangements. Parent agrees that the Company will honor and, from and after the Effective Time, Parent will cause the Surviving Corporation to honor, all obligations under Employee Benefit Arrangements to which the Company or any of its subsidiaries is presently a party which are listed in Section 6.06 of the Company Disclosure Schedule. Notwithstanding the foregoing, from and after the Effective Time, subject to the remaining provisions of this Section 6.06, the Surviving Corporation shall have the right to amend, modify, alter or terminate any Employee Benefit Arrangements, provided that any such action shall not adversely affect the rights of any employees or other beneficiaries which shall have arisen thereunder prior to such amendment, modification, alteration or termination and shall not affect any rights for which the agreement of the other party or a beneficiary is required. Notwithstanding the foregoing, for a period of two years following the Effective Time, Parent shall cause the Surviving Corporation to continue to provide to employees of the Company and its subsidiaries (excluding employees covered by collective bargaining agreements) Fringe Benefits (as defined below) which are in the aggregate no less favorable than those provided to such employees as of the date hereof; provided, that nothing in this sentence shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or designation of any employee or group of employees as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with applicable laws. Solely for purposes of eligibility and vesting under Employee Benefit Arrangements (including without limitation plans or programs of Parent and its affiliates after the Effective Time), all service with the Company or any of its subsidiaries prior to the Effective Time shall be treated as service with Parent and its affiliates. "Fringe Benefits" means only the following benefits: any health, dental, pension, life insurance, long-term disability, severance, retirement or savings plan, policy or arrangement.

                 SECTION 6.07  Indemnification.

                        (a) Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws or, to the extent set forth in the Company Disclosure Statement, as provided, in an agreement between an Indemnified Party and the Company or one of its subsidiaries, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. After the Effective Time, Parent agrees to cause the Surviving Corporation to honor all rights to indemnification referred to in the preceding sentence. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent will cause to be paid in accordance with the applicable charters, by-laws and agreements, as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.07 subject to the limitations of the GCL to the extent applicable.

                        (b) Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than four years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimus extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 250% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.07(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                 SECTION 6.08 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

                 SECTION 6.09 Redemption of Rights. The Company will redeem the Rights effective immediately prior to the Purchaser's acceptance for payment of Common Shares pursuant to the Amended Offer and will not otherwise redeem the Rights, or amend or terminate the Rights Agreement, unless in each such case the Board determines in good faith with the advice of outside counsel that failure to take such action would result in a breach of its fiduciary duties under applicable law. The Company agrees that the Amended Offer will provide, and require that tendering holders of Common Shares confirm, that Parent will be entitled to receive and retain the amounts paid in redemption of all Rights attached to Common Shares acquired pursuant to the Amended Offer.

                 SECTION 6.10 State Takeover Laws. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Amended Offer and the Merger, of any state takeover law.

                 SECTION 6.11 Disposition of Litigation. The parties hereto shall immediately dismiss, with prejudice, with each party bearing its own costs and litigation expenses, all proceedings pending between them and their affiliates (including their respective directors), including any and all counterclaims asserted against any such parties or their directors and officers in connection with the Initial Offer

(collectively, the "Litigation") and each shall thereafter sign and deliver such further papers as may be necessary to effect such dismissals.


                 SECTION 6.12  No Solicitation.

                          (a)  The Company agrees that, prior to the Effective
Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, knowingly encourage or actively facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or either of Smith Meter Inc. or Crosby Valve & Gage Company (the "Principal Subsidiaries") or acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of the Company or either of its Principal Subsidiaries, or any combination of the foregoing (an "Acquisition Transaction"), or negotiate, explore or otherwise engage in substantive discussions with any person (other than Purchaser, Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may furnish information to, and negotiate or otherwise engage in substantiative discussions with, any party who delivers a written proposal for an Acquisition Transaction if the Board or Directors of the Company determines in good faith by a majority vote, based upon advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board and such a proposal is, in the written opinion of Salomon Brothers Inc, more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement.

                          (b)  From and after the execution of this Agreement,
the Company shall immediately advise the Purchaser in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to an Acquisition Transaction and furnish to the Purchaser either a copy of any such proposal or a written summary of any such proposal.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                 SECTION 7.01 Conditions. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

                          (a) Stockholder Approval.  The stockholders of the
Company shall have duly approved the transactions contemplated by this Agreement, if required by applicable law.

                          (b) Purchase of Common Shares.  The Purchaser shall
have accepted for payment and paid for Common Shares pursuant to the Amended Offer in accordance with the terms hereof; provided that this condition shall be deemed to have been satisfied with respect to Parent and the Purchaser if the Purchaser fails to accept for payment or pay for Common Shares pursuant to the Amended Offer in violation of the terms of the Amended Offer.

                          (c) Injunctions; Illegality.  The consummation of the
Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.


                                  ARTICLE VIII

                        TERMINATION; AMENDMENTS; WAIVER

                 SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):

                          (a)   by the mutual written consent of Parent and
the Company;

                          (b)   by the Company if (i) the Purchaser fails to
commence the Amended Offer as provided in Section 1.01 hereof, (ii) the Purchaser shall not have accepted for payment and paid for Common Shares pursuant to the Amended Offer in accordance with the terms thereof on or before September 15, 1995 or (iii) the Purchaser fails to purchase validly tendered Common Shares in violation of the terms of the Amended Offer or this Agreement;

                          (c)   by Parent or the Company if the Amended Offer
is terminated or withdrawn pursuant to its terms without any Common Shares being purchased thereunder; provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.01(c) if such party shall have materially breached this Agreement or, in the case of Parent, if it or the Purchaser is in material violation of the terms of the Amended Offer;

                          (d)   by Parent or the Company if any court or other
Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(d) if any such order, judgment, decree, injunction, ruling or other action is the result of or in any way related to any Antitrust Laws; and provided further that the party seeking to terminate the Agreement shall have used its best efforts to remove or lift such order, decree or ruling;

                          (e)   by the Company if, prior to the purchase of
Common Shares pursuant to the Amended Offer in accordance with the terms of this Agreement, the Board approves an agreement to effect an Acquisition Transaction if the Board has determined in good faith, upon advice from its outside counsel, that failure to approve such agreement and terminate this Agreement would constitute a breach of fiduciary duties of the Board; provided that the termination described in this clause (e) shall not be effective unless and until the Company shall have paid to Parent all of the fees and expenses described in Section 8.03(b);

                          (f)   by Parent if the Board withdraws, modifies or
changes its recommendation or approval in respect of this Agreement or the Amended Offer, except due to Parent or the Purchaser's material breach of this Agreement or material violation of the terms of the Amended Offer, in a manner adverse to Parent or the Purchaser or if the Board recommends or approves another Acquisition Transaction or the Company enters into any agreement to effect an Acquisition Transaction;

                          (g)   by Parent if it shall not have breached, in
any material respect, any of its obligations hereunder or under the Amended Offer and no Common Shares shall have been purchased pursuant to the Amended Offer on or before September 15, 1995; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(g) on or before March 31, 1996 if the conditions to Parent's obligations to consummate the transactions contemplated hereunder have not been satisfied on account of any impediment under any Antitrust Laws; or

                          (h)   by Parent or the Company if any of the
conditions set forth in Annex I attached hereto shall be impossible to satisfy by September 15, 1995 unless such circumstance results from the failure of the terminating party to perform in any material respect its obligations under this Agreement, provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(h) if Parent is willing to waive the relevant condition (other than the Minimum Condition as defined in Annex I, which cannot be waived).

                 SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of this Section 8.02, Section 8.03 and the last sentence of Section 6.02, which shall survive any such termination. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement.

                 SECTION 8.03  Fees and Expenses.

                          (a)   Whether or not the Merger is consummated, all
costs and expenses incurred in connection with the Amended Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                          (b)   In the event that this Agreement is
terminated pursuant to Section 8.01(e) or (f), then the Company shall promptly reimburse Parent for the documented fees and expenses of Parent and the Purchaser related to this Agreement, the transactions contemplated hereby and any related financing (subject to a maximum of $2,400,000), and pay Parent a termination fee of $8,000,000.

                          (c)   The prevailing party in any legal action
undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

                 SECTION 8.04 Amendment. Subject to Section 1.03(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

                 SECTION 8.05 Extension; Waiver. Subject to Section 1.03(c), at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX

                                 MISCELLANEOUS

                 SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Section 3.02, the last sentence of Section 6.03, Section 6.06 and
Section 6.07 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

                 SECTION 9.01  Entire Agreement; Assignment.

                          (a)   This Agreement (including the documents and
the instruments referred to herein) and the letter agreement dated May 23, 1995 (the "Confidentiality Agreement"), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                          (b)   Neither this Agreement nor any of the rights,
interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and Purchaser may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Parent without the consent of the Company). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                 SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

                 If to Parent or the Purchaser:

                 FMC Corporation
                 200 East Randolph Drive
                 Chicago, Illinois  60601
                 Attention:  Randall S. Ellis
                             Robert L. Day, Esq.

                 with a copy to:

                 Kirkland & Ellis
                 Citicorp Center
                 153 East 53rd Street
                 New York, New York  10022-4675
                 Attention:  Glen E. Hess, P.C.

                 If to the Company:

                 Moorco International Inc.
                 2800 Post Oak Boulevard
                 Suite 5701
                 Houston, Texas  77056-6111
                 Attention:  Mr. Michael Tiner
                 with a copy to:

                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, New York  10019
                 Attention:  Daniel A. Neff, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                 SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                 SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                 SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                 SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 1.03(c), 2.09, 6.06 and 6.07, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                 SECTION 9.09  Certain Definitions.  As used in this Agreement:

                          (a)  the term "affiliate", as applied to any person,
shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                          (b)  the term "Person" or "person" shall include
individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

                          (c)  the term "Subsidiary" or "subsidiaries" means,
with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                 SECTION 9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                 IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.


                                 FMC CORPORATION


                                 By: /s/ Robert N. Burt
                                     --------------------------------
                                     Name:  Robert N. Burt
                                     Title: Chairman and CEO



                                 MII ACQUISITION CORP.


                                 By: /s/ Charlotte Mitchell Smith
                                     --------------------------------
                                     Name:  Charlotte Mitchell Smith
                                     Title: Secretary



                                 MOORCO INTERNATIONAL INC.


                                 By:  /s/ Michael L. Tiner
                                      -------------------------------
                                      Name:  Michael L. Tiner
                                      Title: President & CEO

                                                                         ANNEX I

                 Conditions to the Amended Offer. Notwithstanding any other provisions of the Amended Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Common Shares, unless there are validly tendered and not properly withdrawn prior to the expiration date for the Amended Offer (the "Expiration Date") that number of Common Shares which, when aggregated with the 100 Common Shares currently owned by Parent, represent at least a majority of the total number of outstanding Common Shares on a fully diluted basis on the date of purchase (not taking into account the Rights) (the "Minimum Condition"). Furthermore, notwithstanding any other provisions of the Amended Offer, the Purchaser may, subject to the terms of the Merger Agreement, amend the Amended Offer or postpone the acceptance for payment of or payment for tendered Common Shares if at any time on or after June 11, 1995 (unless otherwise indicated below) and before the time of payment for any Common Shares, any of the following events (each, an "Event") shall occur:

                          (a) any order or preliminary or permanent injunction shall be entered in any action or proceeding before any court of competent jurisdiction or any statute, rule, regulation, legislation, or order shall be enacted, entered, enforced, promulgated, amended or issued by any United States legislative body, court, government or governmental, administrative or regulatory authority or agency (other than the waiting period provisions of the HSR Act) which shall remain in effect and which shall have the effect of making illegal or restraining or prohibiting the making of the Amended Offer, the acceptance for payment of, or payment for, the Common Shares by Parent, the Purchaser or any other affiliate of Parent, or the consummation of the Amended Offer or the Merger provided, that Parent shall, if necessary to prevent the taking of such action, or the enactment, enforcement, promulgation, amendment, issuance or application of any statute, rule, regulation, legislation, judgment, order or injunction, offer to accept an order to divest such of the Company's or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture; or

                          (b) the Board or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval or recommendation of the Amended Offer, the Merger or the Merger Agreement, or approved or recommended any other acquisition of Common Shares other than the Amended Offer and the Merger; or

                          (c) the Company and the Purchaser and Parent shall have reached an agreement that the Amended Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

                          (d)  the Company shall have breached its
         representations and warranties set forth in the Merger Agreement or failed to perform any of its obligations, covenants or agreements under the Merger Agreement (other than any breaches or failures to perform that, in the aggregate, do not have and are not reasonably expected to have a material adverse effect on (i) the financial condition, business, operations or long-term profitability of the Company and its subsidiaries taken as a whole, (ii) the value reasonably attributable to the Company by Parent or (iii) the ability of Parent to own or control the Company, its equity securities and its assets); or

                          (e) Options issued and outstanding under the Company's 1990 Stock Incentive Plan to purchase more than 25,000 Common Shares shall not have consented to the changes described in
         Section 2.09 of the Merger Agreement; or

                          (f) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States, (iv) any limitation by any Governmental Entity on, or any other event which adversely affects, the extension of credit by banks or other lending institutions in the United States which has a material adverse effect on the ability of Parent to obtain financing for the Amended Offer, or (v) in the case of any of the foregoing clauses (i) through (iv) existing at the time of the commencement of the Amended Offer, a material acceleration or worsening thereof.

                 The foregoing conditions are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                 The Offer may be terminated by Purchaser if the Merger Agreement is terminated pursuant to its terms.

                 The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.